EXHIBIT 10.1

Compensation Summary Sheet

for the Board of Directors of

AK Steel Holding Corporation

The Board of Directors of the Company has increased the annual retainer to be paid to directors from $80,000 to $90,000, increased the retainer fee for the chair of the audit committee from $5,000 to $15,000, and increased the retainer fee for the chair of the compensation committee from $5,000 to $12,500. These changes were all effective July 1, 2006.